Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

T2 Biosystems, Inc.

Lexington, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-254918, No. 333-206707, No. 333-216833, No. 333-225275, and No. 333-227847) and Form S-8 (No. 333-197946, No. 333-227850, and No. 333-238727) of T2 Biosystems, Inc. of our report dated March 31, 2023, relating to the consolidated financial statements, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Boston, Massachusetts

March 31, 2023